Exhibit 10.4

MARATHON OIL CORPORATION
2016 INCENTIVE COMPENSATION PLAN

PERFORMANCE UNIT AWARD AGREEMENT
2019 - 2021 PERFORMANCE CYCLE

Section 16 Officer

1. Grant of Performance Units. Pursuant to this Award Agreement and the Marathon Oil Corporation 2016 Incentive Compensation Plan (the “Plan”), MARATHON OIL CORPORATION (the “Corporation”) hereby grants to [NAME] (the “Participant”), an employee of the Corporation or a Subsidiary, on February 27, 2019, [NUMBER] Performance Units, representing the right to receive shares of Common Stock, subject to the terms and conditions set forth in this Award Agreement and the Plan. The Participant has no legally binding right to any payment prior to the vesting of the Performance Units in accordance with the terms of this Award Agreement.

2. Relationship to the Plan and Definitions.

(a) This grant of Performance Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as defined in this Award Agreement, capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

(b) For purposes of this Award Agreement:

“Employment” means employment with the Corporation or any of its Subsidiaries. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status.

“Forfeiture Event” means the occurrence of at least one of the following (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit and Finance Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (1) the Participant knowingly engaged in the misconduct, (2) the Participant was grossly negligent with respect to such misconduct or (3) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Committee concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.

2016 Plan – Section 16 Officer PSU with 3-year cliff vesting (2019 grant)

“Peer Group” means the following group of eleven companies (in addition to the Corporation): Anadarko Petroleum Corporation, Apache Corporation, Chesapeake Energy Corporation, Continental Resources, Inc., Devon Energy Corporation, Encana Corporation, EOG Resources, Inc., Hess Corporation, Murphy Oil Corporation, Noble Energy, Inc., and Pioneer Natural Resources Company. If, at the end of the Performance Cycle, one or more than one of the corporations in the Peer Group either ceases to exist or is no longer a company for which TSR can be calculated from publicly available information, then one or more of Cimarex Energy Co. and Concho Resources Inc. shall be substituted as members of the Peer Group, in the order in which they are here listed, to ensure that the Peer Group consists of eleven companies (in addition to the Corporation).

“Performance Cycle” means the period from January 1, 2019 to December 31, 2021. Notwithstanding the foregoing, if a Change in Control occurs before December 31, 2021, then the Performance Cycle shall be the period from January 1, 2019 to the last regular trading date immediately preceding the effective date of such Change in Control.

“Performance Unit” means an unfunded and unsecured right to receive a payment of shares of Common Stock determined in accordance with the terms of this Award Agreement and the Plan.

“Total Shareholder Return” or “TSR” means the rate of return achieved with respect to the company’s common stock as if: (i) $100 were invested in the company’s stock, assuming a purchase price equal to the average closing price for the calendar month immediately before the start of the performance period, (ii) all dividends paid during the performance period were reinvested into additional shares, and (iii) assuming the company’s stock is valued at the end of the performance period based on the average closing price during the final month of the performance period.

“TSR Percentile Ranking” means the relative ranking of the Corporation's Total Shareholder Return for the Performance Cycle as compared to the Total Shareholder Return of the Peer Group companies during the Performance Cycle, expressed as a percentile ranking.

“Vesting Percentage” means the percentage (between 0% and 200%) determined by the Committee in accordance with the procedures set forth in Paragraph 3, which shall be used to determine the value of each Performance Unit.

3. Determination of Vesting Percentage.

(a) Except as provided in Paragraph 6 of this Award Agreement, the Vesting Percentage will depend upon the Corporation's TSR Percentile Ranking. At its first regularly scheduled meeting following the close of the Performance Cycle, the Committee shall determine the TSR Percentile Ranking and the Vesting Percentage as follows based on the TSR of the Corporation relative to the TSR of the other corporations in the Peer Group:

2016 Plan – Section 16 Officer PSU with 3-year cliff vesting (2019 grant)

TSR Ranking of	TSR Percentile	Vesting
Corporation	Ranking	Percentage
1st	100%	200%
2nd	90.9%	182%
3rd	81.8%	164%
4th	72.7%	145%
5th	63.6%	127%
6th	54.5%	109%
7th	45.4%	91%
8th	36.3%	73%
9th	27.2%	54%
10th	18.1%	0%
11th	9%	0%
12th	0%	0%

(b) The Committee has sole and absolute authority and discretion to reduce the Vesting Percentage, including to zero, as it may deem appropriate (including, but not limited to, if the TSR calculated for the Performance Cycle is negative); provided, however, that if the Performance Units vest pursuant to Paragraph 8, the Committee shall not reduce the Vesting Percentage as calculated pursuant to Paragraph 3(a).

4. Vesting of Performance Units. Unless the Participant's right to the Performance Units is previously forfeited or vested in accordance with Paragraphs 5, 6, 7 or 8, as applicable, the Committee shall determine the Vesting Percentage following the close of the Performance Cycle. Following the Committee's determination, the Participant shall vest in the Performance Units and be entitled to receive a payment of shares of Common Stock equal to the product of (a) the number of Performance Units granted under this Award Agreement and (b) the Vesting Percentage, as determined by the Committee under Paragraph 3, issued in accordance with and subject to Paragraph 10. Such payment shall be made as soon as administratively feasible following the Committee's determination and, in any event, on or before March 15, 2022. If, in accordance with the Committee's determination under Paragraph 3, the Vesting Percentage is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units and settling the Performance Units (including, if applicable, a cash payment for Dividend Equivalents, as provided in Paragraph 9), if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full.

5. Termination of Employment Other than due to Death or Retirement. If the Participant's Employment is terminated prior to the close of the Performance Cycle for any reason other than death or Retirement, the Performance Units shall be forfeited, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be terminated.

2016 Plan – Section 16 Officer PSU with 3-year cliff vesting (2019 grant)

6. Vesting Upon Termination of Employment due to Death. If the Participant's Employment is terminated by reason of death prior to the close of the Performance Cycle, the Participant's right to receive the Performance Units shall vest in full as of the date of death, and the Vesting Percentage shall be 100%. A payment in shares of Common Stock equal to the product of (a) the number of Performance Units granted under this Award Agreement, and (b) the Vesting Percentage, as determined under this Paragraph 6, issued in accordance with and subject to Paragraph 10, shall be made to the Participant's designated beneficiary on file with the Plan’s third party stock plan administrator or, if none, to the Participant’s estate as soon as administratively feasible but no later than the first day of the third month following the death of the Participant. Such vesting and settling of the Performance Units (including, if applicable, a cash payment for Dividend Equivalents, as provided in Paragraph 9) shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.
7. Vesting Upon Termination of Employment due to Retirement. In the event of the Retirement of the Participant upon or after completion of half of the Performance Cycle, the Committee shall determine the Vesting Percentage following the close of the Performance Cycle. In determining the Vesting Percentage that is applicable to the Participant, the Committee shall consider the contributions of the Participant to the Corporation during the Performance Period, including the Participant’s assistance with transition of his or her responsibilities prior to Retirement and whether the Participant provided appropriate notice or his or her intent to retire. Notwithstanding anything herein to the contrary, in the event the Committee determines that the Participant has accepted or intends to accept employment with a competitor of any business unit of the Corporation, the Vesting Percentage shall be zero. Following the Committee's determination, the Participant shall vest in the Performance Units and be entitled to receive a payment in shares of Common Stock equal to the product of (a) the percentage equal to the days of Participant's Employment during the Performance Cycle divided by the total days in the Performance Cycle, (b) the number of Performance Units granted under this Award Agreement, and (c) the Vesting Percentage, as determined by the Committee under Paragraph 3, issued in accordance with and subject to Paragraph 10. Such payment shall be made as soon as administratively feasible following the Committee's determination and, in any event, on or before March 15, 2022. If, in accordance with the Committee's determination under Paragraph 3, the Vesting Percentage is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units and the settlement of such Performance Units (including, if applicable, a cash payment for Dividend Equivalents, as provided in Paragraph 9), if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full. In the event of the Retirement of the Participant before completion of half of the Performance Cycle, the Performance Units shall be forfeited as of the date of his or her termination of employment, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be terminated.
8. Vesting Upon a Change of Control. Notwithstanding anything herein to the contrary, upon the occurrence of a Change in Control prior to the end of the Performance Cycle, the Participant shall vest in the Performance Units in full, unless the Performance Units were previously forfeited or vested in accordance with Paragraphs 5, 6, 7 or 8, as applicable. The Vesting Percentage shall be calculated as provided under Paragraph 3. A payment in shares of Common Stock equal to the product of (a) the number of Performance Units granted under this Award Agreement, and (b) the Vesting Percentage, as determined

2016 Plan – Section 16 Officer PSU with 3-year cliff vesting (2019 grant)

by the Committee under Paragraph 3, issued in accordance with and subject to Paragraph 10, shall be made on the first day of the third month following the Change in Control; provided, however that if such Change in Control fails to qualify as a “change in control event” within the meaning of Treas. Regs. section 1.409A-3(i)(5), then the payment will be made during the first week of January 2022. Such vesting and settling the Performance Units (including, if applicable, a cash payment for Dividend Equivalents, as provided in Paragraph 9) shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.
9. Dividend Equivalents. With respect to each of the Performance Units granted under Paragraph 1, the Participant shall be credited with Dividend Equivalents equal to the amount per share of Common Stock of any ordinary cash dividends declared by the Board with record dates during the period beginning on the first day of the Performance Cycle and ending on the earliest to occur of: (a) the last day of the Performance Cycle, (b) the effective date of a Change in Control, and (c) the date on which the Performance Units otherwise vest or are forfeited in accordance with Paragraphs 5, 6, 7 or 8. The Corporation shall pay in cash to the Participant an amount equal to (x) the sum of the aggregate amounts of such Dividend Equivalents credited to the Participant, if any, multiplied by (y) the Vesting Percentage that is applicable to the related Performance Units, with such amount to be paid within 30 days of when any payment with respect to the related Performance Units is made and, in any event, no later than the applicable deadline for payment of the related Performance Units as set forth herein. Any Dividend Equivalents shall be forfeited as and when the related Performance Units are forfeited in accordance with the terms of the Award Agreement.

10. Issuance of Shares. During the period of time between the Grant Date and the earlier of the date on which the Performance Units vest or are forfeited, the Performance Units will be evidenced by a credit to a bookkeeping account evidencing the unfunded and unsecured right of the Participant to receive shares of Common Stock, subject to the terms and conditions applicable to the Performance Units under the Plan and this Award Agreement. Upon the vesting of all or a portion of the Participant's Performance Units pursuant to this Award Agreement, a number of shares of Common Stock equal to the number of vested Performance Units shall be registered in the name of the Participant. No fractional shares will be issued and any rights to fractional shares of Common Stock will be forfeited without compensation for such fractional shares.

11. Repayment or Forfeiture Resulting from Forfeiture Event.

(a) If there is a Forfeiture Event either while the Participant is employed or within two years after termination of the Participant's Employment, then the Committee may, but is not obligated to, cause some or all of the Participant's outstanding Performance Units to be forfeited by the Participant.

(b) If there is a Forfeiture Event either while the Participant is employed or within two years after termination of the Participant's Employment and a payment has previously been made in settlement of

2016 Plan – Section 16 Officer PSU with 3-year cliff vesting (2019 grant)

Performance Units granted under this Award Agreement, the Committee may, but is not obligated to, require that the Participant pay to the Corporation an amount (the “Forfeiture Amount”) up to (but not in excess of) the amount paid in settlement of the Performance Units.

(c) This Paragraph 11 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 11 shall not apply to the Participant following the effective time of a Change in Control.

12. Taxes. In all cases the Participant will be responsible to pay all required withholding taxes associated with the Performance Units. Pursuant to Section 10 of the Plan, the Corporation or its designated representative (which may be a Subsidiary) shall have the right to withhold applicable taxes from the cash and Common Stock otherwise payable to the Participant, or from other compensation payable to the Participant, at the time of the vesting and delivery of such cash and Common Stock payment or such other time as may be required under applicable law, to sell or permit the sale of shares of Common Stock to pay such applicable taxes, or to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for withholding.

13. No Stockholder Rights. The Participant shall in no way be entitled to any of the rights of a stockholder of the Corporation as a result of this Award Agreement. Specifically, the Performance Units do not have voting rights.

14. Nonassignability. Upon the Participant's death, the Performance Units shall be paid out as provided in Paragraph 6 of this Award Agreement. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Performance Units, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Performance Units shall have no effect.

15. No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any Subsidiary or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

16. Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant under this Award Agreement. Without the consent of the Participant, this Award Agreement may be amended or supplemented (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of the Corporation for the benefit of the Participant or to add to the rights of the Participant or to surrender any right or power reserved to or conferred upon the Corporation in this Award Agreement; provided, in each case, that such changes or corrections shall not adversely affect the rights of the Participant under this Award

2016 Plan – Section 16 Officer PSU with 3-year cliff vesting (2019 grant)

Agreement without the Participant’s consent, or (iii) to make such other changes as the Corporation, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities or tax laws.
17. Data Privacy. By accepting the Performance Units subject to the terms of this Award Agreement, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data, including but not limited to items of data described in this Paragraph 17, by and among Marathon Oil Corporation and its Subsidiaries and affiliates, including the Participant’s employer, (collectively referred to as “Marathon Oil” in this Paragraph 17) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands and acknowledges that Marathon Oil holds certain personal data about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Marathon Oil, details of all grants or any other entitlement to salary and other cash payments, and shares of stock or units awarded, canceled, forfeited, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (which information is collectively referred to as “Data” for purposes of this Paragraph 17). The Participant understands and agrees that Data may be transferred to one or more third parties assisting Marathon Oil in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country of citizenship, country of residence or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country of citizenship or country of residence. The Participant understands that he or she may request a list with the names and addresses of any recipients of the Data by contacting his or her local human resources representative. The Participant, by acceptance of the Performance Units subject to the terms of this Award Agreement, authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit shares or cash following the lapse of applicable restrictions, and reporting to applicable tax and other legal authorities. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data to correct inaccuracy, or refuse or withdraw the consent provided herein, without cost, by contacting the Participant's local human resources representative in writing. The Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan, and the Participant may obtain additional information about the consequences of refusing to consent or withdrawing consent by contacting his or her local human resources representative.

[Signature Page Follows]

2016 Plan – Section 16 Officer PSU with 3-year cliff vesting (2019 grant)

Marathon Oil Corporation

__________________________
Deanna L. Jones
Senior Vice President, Human
Resources, Communications &
Administrative Services

2016 Plan – Section 16 Officer PSU with 3-year cliff vesting (2019 grant)